Exhibit (e)(4)(A)

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE COMPANY’S AMENDED AND RESTATED 2005 STOCK PLAN

INCORPORATED TERMS AND CONDITIONS

QIAGEN N.V.

AGREEMENT made as of the date of grant set forth below between QIAGEN N.V. (the “Company”), a limited liability company incorporated under the laws of The Netherlands having its corporate seal in Venlo, The Netherlands, and Name (the “Participant” or “you”).

WHEREAS, the Company desires to grant to the Participant an Option to purchase shares of its common stock, 0.01 EUR par value per share (the “Shares”), under and for the purposes set forth in the Company’s Amended and Restated 2005 Stock Plan (the “Plan”); and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	GRANT OF OPTION.

Effective %%DATE_OF_GRANT%-% (the “Date of Grant”), you have been granted a Non-qualified Option (this “Option”) to purchase up to all or any part of an aggregate of the number of Shares totaling %%AMOUNT%-% of QIAGEN N.V. (the “Company”) common stock at %%PRICE%-% per share with an expiration date of %%EXPIRATION_DATE%-% (the “Expiration Date”).

This Stock Option Agreement, together with the QIAGEN N.V. Amended and Restated 2005 Stock Plan (the “Plan”) and the QIAGEN Audited Annual Report (“20F”) collectively, the “Stock Option Documents” delivered to you and in effect as of the Date of Grant, contain the terms of your Option. The Plan and the 20F are hereby incorporated by reference and made a part of this Agreement. The Participant acknowledges receipt of a copy of the Plan.

The Company hereby grants to the Participant the right and option to purchase set forth below, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

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2.	VESTING SCHEDULE

This Option shall become exercisable (and the shares issued upon exercise shall be vested) as per the schedule below provided you are an employee, director or consultant of the Company or of an Affiliate (as defined in the Plan) on the applicable vesting date:

Vest Date	Number of Options Vesting
%%VEST_DATE_PERIOD1%-%	%%SHARE_PERIOD1,’999,999,999’%-%
%%VEST_DATE_PERIOD2%-%	%%SHARE_PERIOD2,’999,999,999’%-%
%%VEST_DATE_PERIOD3%-%	%%SHARE_PERIOD3,’999,999,999’%-%

3.	PURCHASE PRICE.

The purchase price of the Shares covered by the Option shall be %%PURCHASE_PRICE%-% per share, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof. Payment shall be made in accordance with Paragraph 9 of the Plan.

4.	TERM OF OPTION.

If the Participant ceases to be an employee, director or consultant of the Company or of an Affiliate (for any reason other than the death or Disability of the Participant or termination of the Participant for “cause” (as defined in the Plan)), the Option may be exercised, if it has not previously terminated, within three (3) months after the date the Participant ceases to be an employee, director or consultant of the Company or an Affiliate, or on or prior to the Expiration Date, whichever is earlier, but may not be exercised thereafter except as set forth below. In such event, the Option shall be exercisable only to the extent that the Option has become exercisable and is in effect at the date of such cessation of employment, directorship or consultancy.

Notwithstanding the foregoing, in the event of the Participant’s Disability or death within three (3) months after the termination of employment, directorship or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one (1) year after the date of the Participant’s termination of employment, directorship or consultancy, but in no event after the Expiration Date.

In the event the Participant’s employment, directorship or consultancy is terminated by the Company or an Affiliate for “cause” (as defined in the Plan) either by dismissal, by mutual agreement or court settlement, the Participant’s right to exercise any unexercised portion of this Option shall cease immediately as of the earlier of (i) the time the Participant is notified by the Company or an Affiliate that his or her employment, directorship or consultancy is being terminated for “cause,” or (ii) the Participant’s termination and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Board of Directors of the Company determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute “cause,” then the Participant shall immediately cease to have any right to exercise the Option and this Option shall thereupon terminate.

In the event of the Disability of the Participant, as determined in accordance with the Plan, the Option shall be exercisable within one (1) year after the date of such Disability or, if earlier, on or prior to the Expiration Date. In such event, the Option shall be exercisable:

(a)	to the extent that the Option has become exercisable but has not been exercised as of the date of Disability; and

(b)

in the event rights to exercise the Option accrue periodically over time, to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.

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In the event of the death of the Participant while an employee, director or consultant of the Company or of an Affiliate, the Option shall be exercisable by the Participant’s Survivors within one (1) year after the date of death of the Participant or, if earlier, on or prior to the Option Expiration Date. In such event, the Option shall be exercisable:

(x)	to the extent that the Option has become exercisable but has not been exercised as of the date of death; and

(y)

in the event rights to exercise the Option accrue periodically over time, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

5.	METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written or electronic notice to the Company or its designee, in substantially the form of Exhibit A attached hereto. Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option. Payment of the purchase price for such Shares shall be made in accordance with Paragraph 9 of the Plan. The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Participant and if the Participant shall so request in the notice exercising the Option, shall be registered in the Company’s share register in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person or persons other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

6.	PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

7.	NON-ASSIGNABILITY.

The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the Option shall be exercisable, during the Participant’s lifetime, only by the Participant (or, in the event of legal incapacity or incompetence, by the Participant’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option shall be null and void.

8.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Participant. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

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9.	CAPITAL CHANGES AND BUSINESS SUCCESSIONS.

The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

10.	PARTICIPANT’S TAXES AND FEES.

The Participant acknowledges that any income or other taxes due from him or her with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility.

The Participant shall pay to the Company on the day of exercise a handling fee equal to 0.5% of the Fair Market Value of the Shares purchased upon exercise of the Option.

The Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the handling fee and the appropriate amount of withholding attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the handling fee and the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the Option. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the handling fee and the Company’s tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the handling fee and any amount under-withheld. The Company shall not deliver the Shares to the Participant until any deposit required herein for fees and withholdings have been made.

11.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

(a)

The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

(b)

If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the 1933 Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

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12.	PARTICIPANT ACKNOWLEDGEMENTS AND AUTHORIZATION.

The Participant acknowledges the following:

(a)	The Company is not by the Plan or this Option obligated to continue the Participant as an employee, consultant or director of the Company or any Affiliate.

(b)

The grant of this Option is considered a one-time benefit voluntarily granted by the Company to the Participant and does not create a contractual or other right to receive future awards of options, benefits in lieu of options or any other benefits in the future. The Participant’s participation in the Plan is voluntary. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. Future option grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of options, vesting provisions and the exercise price.

(c)

The value of this Option is an extraordinary item of compensation outside of the scope of any employment or consulting contract. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-serve awards, pension or retirement benefits or similar payments. The future value of the Shares is unknown and cannot be predicted with certainty. If the Shares do not increase in value, the Option will have no value.

The Participant authorizes his or her employer to furnish the Company (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of the Option and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.

13.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:	QIAGEN N.V.
Spoorstraat 50
5911 KJ Venlo
The Netherlands

If to the Participant: << INSERT ADDRESS HERE>>

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

14.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law of the Netherlands, without giving effect to the conflict of law principles thereof. If you have received this or any other document related to the Plan or this Option translated into a language other than English, the English version will control in the event of any conflicts.

15.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

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16.	ENTIRE AGREEMENT.

This Agreement, together with the Plan and the 2011 20F, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

17.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

18.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

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